35
1035285-1
                       LOAN AGREEMENT


          THIS LOAN AGREEMENT (this "Agreement") is entered into as of December 29, 1995, between NATIONAL CAPITAL BENEFITS CORP., a Delaware corporation ("Borrower"), and BANK ONE, COLUMBUS, NA, a national banking association ("Lender").
                     W I T N E S E T H:
          WHEREAS, Borrower desires to borrow funds from Lender to refinance existing indebtedness and to finance Borrower's working capital needs arising in the ordinary course of business; and
          WHEREAS, Lender is willing to make such loans upon the terms and subject to the conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
                     A G R E E M E N T:
Section 1.     CERTAIN DEFINITIONS AND TERMS.
          As used herein, the following terms shall have the meanings herein indicated:
          1.1   Abnormal Mortality Insurance Contract  or
"AMIC"
Contract means that Abnormal Mortality Insurance Contract issued to Borrower by NCB Insurance Limited, a wholly owned subsidiary of Borrower, and any amendments or endorsements thereto as provided to Lender by Borrower on the date hereof; and, subject to the approval of Lender, any amendments or endorsements of such contract.

          1.2   Abnormal Mortality Stop Loss Reinsurance
Contract
or "AMSLRC" Contract means those Abnormal Mortality Insurance Contracts issued to NCB Insurance Limited by
American  Accident Reinsurance   Group  and  Federal
Insurance  Company   and   any amendments  or  endorsements
thereto as provided to Lender by Borrower on the date hereof, and, subject to the approval of Lender, any amendments or endorsements of such contracts or changes in the companies which participate in the pools of insurers under such contracts, which approval shall not be unreasonably withheld.

          1.3   Advance  Request  has the meaning  set
forth  in
Section 2.2.

          1.4   Affiliate means any Person who (i)  would
be  an
"affiliate" of Borrower within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as such regulations and Act are amended and in
effect  on  the  date  in question,   if  such  Person  were
subject  to  such   Act   and regulations,  or  (ii) owns
any legal or beneficial interest in such Person, is a director or officer of Borrower, or is a relative of any of the Persons described in this clause (ii).

          1.5  Agreement means this loan Agreement,
including the Schedules and Exhibits hereto, as the same may be in effect from time to time after giving effect to any amendments, supplements, increases, extensions, and renewals hereof.
          1.6 Average Life Expectancy means the average of all estimates (at the time such estimates are given) obtained by Borrower from qualified physicians acceptable to Lender (not including the personal physician of the insured) as to the life expectancy of the insured.

          1.7   BOCP V Transaction means that certain
transaction
between Borrower and Banc One Capital Partners V, Ltd.,
dated  as of   December  29,  1995,  and  evidenced  by  a
certain  Senior Subordinated  Note  and  Warrant  Purchase
Agreement  and  other effectuating documentation.

          1.8    Borrowing   Base   means,   at   any   date   of
determination, an amount equal to (i) the aggregate amount of Maximum Advances on each Eligible Policy, plus
(ii) the aggregate amount of Maximum," Advances on each Unassigned Eligible Policy; provided, however, the aggregate amount of Maximum Advances on each Unassigned
Eligible Policy shall not exceed the greater of (a) twenty-five percent (25%) of the total Borrowing Base at any date of determination or
(b) $1,600,000.

          1.9    Borrowing   Base  Report  means  a
certificate
substantially in the form of Exhibit F, and containing such other information as Lender may request concerning the amount or calculation of the Borrowing Base.

          1.10  Borrowing  Date  has the  meaning  set
forth  in
Section 2.2.

          1.11 Business Day means any day excluding Saturday and
Sunday and excluding any other day on which Lender is required or authorized to close.

          1.12 Claim has the meaning set forth in Section
5.1(e).

          1.13 Closing Date means the date of the initial advance hereunder.

          1.14  Code means the Internal Revenue Code of
1986,  as
amended, and all regulations promulgated and rulings issued thereunder.

          1.15 Collateral shall mean all present and future tangible or intangible property and rights of any kind in which the Lender is granted a Lien pursuant to the Security Documents (whether or not perfected) or this Agreement.

          1.16 Commitment shall mean the commitment of the Lender to make Revolving Credit Loans to Borrower pursuant to
Section 2. 1 hereof in an aggregate principal amount at any one time outstanding not to exceed $15,000,000, or such lower amount as may be provided for pursuant to the terms of this Agreement.

          1.17 Commitment Period means the period from and including the Closing Date to, but not including, the Commitment Termination Date.

          1.18 Commitment Termination Date shall mean the earlier of (i) Noon, Eastern Standard Time, December 29, 1998, and
(ii) the date on which the Commitment is otherwise terminated in accordance with the terms of this Agreement.

          1.19 Cost of Policy means, for any Eligible
Policy, the sum of (i) proceeds remitted or to be remitted
by Borrower to the owner of such Eligible Policy or such
owner's designee, plus (ii) all             fees  paid  to
acquire  radical  reviews  of  the  insured
thereunder,  plus (iii) all fees paid by Borrower  to
agents  or brokers  for  services  related to such Eligible
Policy  not  to exceed, in the aggregate, 6% of the Death
Benefit of any Eligible Policy, plus (iv) all insurance
premiums paid by Borrower on such Eligible                  Policy within thirty
(30) days of purchase by Borrower,
plus (v) all insurance premiums paid by Borrower on such
Eligible Policy  under its AMIC Contract, less any
commission  payable  by the  reinsurer of such insurance
policy to NCB Insurance Ltd.  or other  Affiliate or
Subsidiaries of Borrower, provided,  however, for purposes
of determining a Maximum Advance, the aggregate Cost of
Eligible Policies within each category below (measured on
the last   day     of  each  calendar  quarter)  may  not
exceed   the
corresponding percent of the Death Benefit as determined by the insured's Average Life Expectancy, as follows:

     Insureds' Average Life          Cost of Policies
          Expectancy                as a percentage of
       (in months)             Aggregate Death Benefit
                                     Within Category
      Category 1:  6 months or less        84%
      Category 2:  7-9 months              82%
      Category 3:  10-12 months            80%
      Category 4:  13-15 months            78%
      Category 5:  16-18 months            76%
      Category 6:  19-21 months            74%
      Category 7:  22-24 months            72%
      Category 8:  25-36 months            55%

          1.20  Current Financials means the Financial
Statements of  Borrower for the fiscal year ended December
31, 1994, and the month ended November 30, 1995.

          1.21 Death Benefit means the amount which an insurer is obligated to pay under a Purchased Policy upon Policy Maturity, which amount is equal to the Face Amount of the Purchased Policy minus Policy Loans, if any.

          1.22  Debt of any Person includes, without
duplication, (i) all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, (ii) all obligations of such Person for borrowed money, (iii) all obligations of such Person evidenced by bonds, debentures,
notes  and  other  similar  instruments,  (iv)   all
obligations of such Person upon which interest charges are customarily paid, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid, in each case, within thirty (30) days of the date when each such account is payable), (vii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases in respect of which such Person is liable as lessee, (viii) all Debt of the types referred to in clauses (i) through
(vii) above directly or indirectly guaranteed by such Person, and (ix) all reimbursement obligations, contingent or otherwise, in respect of letters of credit, surety and appeal bonds and performance bonds or similar instruments assuring any other Person of the performance of any act or acts or the payment of any obligation.
          1.23 Default means any event which with the passage of time or the giving of notice or both will be an Event of Default.
          1.24 Eligible Policy means a Purchased Policy, which was purchased in strict compliance with the Purchase Guidelines (subject to Lender's independent verification) and which has been duly assigned to Lender, in which Lender has been granted a first priority, perfected Lien or enforceable absolute assignment or irrevocable beneficial interest, including a first priority perfected Lien or enforceable absolute assignment or irrevocable beneficial interest in the proceeds and benefits of AMIC and AMSLRC Contracts relative to such Purchased Policy such that the Death Benefit and/or the proceeds and benefits of the AMIC and AMSLRC Contracts are paid directly to Lender, for which the original Purchased Policy has been delivered to Lender and which is otherwise acceptable to Lender pursuant to the terms and conditions herein, excluding each of the following (in whole or in part):
          (1) any life insurance policy underwritten by an
     insurer located or chartered outside of the United
States;

          (2)   any  life  insurance  policy  purchased
from  an
     insured whose primary residence is outside of the United States or who is known by Borrower to be residing outside of the United States;

          (3) any life insurance policy for which premium
     payments have not been prepaid for one year;

          (4) any life insurance policy with lapsed premium
    payments that renders such policy no longer in force;

          (5)   any  life  insurance  policy  purchased
from  an
     insured with a documented Average Life Expectancy greater than thirty-six (36) months;

          (6) any life insurance policy that has not passed
     contestability or suicide periods;

          (7) any life insurance policy: (i) which is a Matured
     Policy, (ii) regarding which Borrower has been notified of such maturity and has obtained all necessary documentation of the death of the insured,
     (iii) for which a final claim for Death Benefits was submitted by Borrower within five (5) days of receipt by Borrower of all necessary documentation of such death and, (iv) for which the Death Benefit has not been received by Lender within ninety (90) days of such submission of claim for Death Benefit by Borrower, or for which the Death Benefit is being contested or disputed;

          (8) any life insurance policy which has matured and
     for which the cash settlement has been received;

          (9)   any  life insurance policy with respect to
which
     Borrower  has  not provided to Lender written
     evidence,  in form  and  substance satisfactory to
     Lender, of (a) terminal illness   of  the  insured  by
     a duly licensed physician acceptable to Lender, (b) voluntary and knowing consent of the insured to the assignment of such policy, (c) mental competency of the  insured by a  duly  licensed  physician acceptable
     to Lender, (d) change of ownership, assignment or irrevocable beneficial interest by the insurer, and (e)
any other information required by the Loan Documents;
     (10)  any  life insurance policy that is not
reinsured with  respect  to  the lesser of (i) the  Death
Benefit  or (ii)  $550,000 under the AMIC Contract; and
reinsured  under the  AMSLRC Contracts; provided,
however, any life insurance policy  which  (i) meets all
Eligible Policy conditions  and (ii)   would  otherwise
meet  with  AMIC/AMSLRC   Contracts criteria except that
the Average Life Expectancy at the time of  policy
purchase is greater than 24 months, would not  be
excluded  by  this  provision, provided that,  the
Borrower reinsures  such policy under the AMIC/AMSLRC
Contracts  when the  remaining life expectancy of the
insured as defined  in the  AMLC/AMSLRC Contracts)
reaches 24 months (the "Eligible Uninsured Policies");
     (11)  Eligible  Uninsured Policies  which  (i)  in
the aggregate  comprise more than 10% of the Borrowing
Base  or (ii)  individually  exceed more than $150,000
in  Borrowing Base  value  or (iii) are covering an
insured not  diagnosed with AIDS;
     (12)  any life insurance policy for which Borrower
has not  filed  for  reimbursement  due  under  the
AMIC/AMSLRC Contracts within 30 days of when such policy
is eligible for such  reimbursement or for which Borrower
does  not  receive such  reimbursement within 60 days of
when  such  policy  is eligible for such reimbursement;
     (13)  any life insurance policy for which Borrower
has received proceeds under the AMIC/AMSLRC Contracts;
     (14) any life insurance policy governed by the laws
of a  state for which Borrower's counsel has not provided
Bank with  a  list of steps required for perfection of a
security interest in a life insurance policy governed by
the laws  of such state;
     (15)  any  life insurance policy issued or
underwritten by  any  government or government agency
unless governed by FEGLI and purchased utilizing forms promulgated by FEGLI in compliance with federal requirements;
     (16)  any  life insurance policy that is an
industrial life   insurance  policy,  assessment  plan
life insurance policy, worker's compensation life insurance policy, war risk life insurance policy or mutual benefit life insurance policy;
     (17) any life insurance policy the assignment of which is not permitted by Law;
     (18)  based upon information available to the
Borrower through its usual purchase procedures at the time of purchase, any life insurance policy that a reasonable person would have suspected to have been underwritten by the insurance company issuing such policy based upon fraudulent or deceitful information provided by the insured to such life insurance company;
     (19)  any life insurance policy for which the
estimates of life expectancy of the insured used in the calculation of Average Life Expectancy are more than 12 months apart;
     (20) any life insurance policy which would not be
     eligible for coverage under the AMIC/AMSLRC Contracts within 12 months from the date of purchase of such policy of life insurance;
          (21) any life insurance policy underwritten by an insurance company with an A.M. Best & Co. rating of less than "A-" or the fact amount of such policy is less than the maximum amount provided for in the applicable state guaranty fund; and, the aggregate amount of life insurance policies underwritten by insurers with an A.M. Best & Co. rating of less than "A" shall not exceed twenty-five percent (25%) of the Borrowing Base at any date of determination;

          The foregoing notwithstanding, if a Purchased Policy meets all Eligible Policy requirements, but has not yet been assigned to Borrower or Lender or otherwise collaterally assigned to Lender such that Death Benefits will be paid directly to
Lender by the insurer under this policy, such policy will be included as an Eligible Policy while such assignments are pending (collectively the "Unassigned Eligible Policies," provided that,
(i) such pending period does not exceed thirty (30) days for any Purchased Policy, (ii) advances under the Revolving Credit Loan collateralized by an Unassigned Eligible Policy are funded through Escrow with an Escrow Agent acceptable to Lender and Escrow Agent is contractually obligated to refund to Lender any such advances if the Escrow Agent has not received written notification from the insurer of such Unassigned Eligible Policy that such Unassigned Eligible Policy has been assigned in proper form to Borrower and assigned to Lender within such thirty (30) day period such that Death Benefits and proceeds and benefits of AMIC and AMSLRC Contracts will be paid directly to Lender by the insurer under the policy, and (iii) based on cost (calculated pursuant to the calculation of Cost of Policy), Unassigned Eligible Policies in aggregate do not exceed the greater of
(a) 25% of the total Borrowing Base or (b) $1,600,000.

          Borrower hereby agrees and acknowledges that each life insurance policy shall be reviewed on an individual basis by Lender in determining whether such policy is an Eligible Policy and that Lender shall have the right to determine whether a life insurance policy is an Eligible Policy for a thirty (30) day period after receipt by Lender of all information requested by Lender describing and pertaining to such policy in the event such policy is deemed to be an Eligible Policy pending receipt of such information. Lender and Borrower may in writing agree to revise from time to time reasonable standards of eligibility for Eligible Policies and to establish from time to time reserves against availability under the Borrowing Base.

          1.25 Eligible Uninsured Policy is defined in the definition of Eligible Policy above.

          1.26   ERISA  means  the  Employee  Retirement   Income
Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

          1.27 ERISA Affiliate means any Person who for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of
Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

          1.28 Escrow means an arrangement governed by an Escrow Agreement, in a form acceptable to Lender, whereby Borrower deposits funds to be used by Borrower for the purchase of a life insurance policy into a bank account held at Lender in the name of an Escrow Agent acceptable to Lender, which funds shall be held by such Escrow Agent until all conditions precedent to Borrower's purchase of the life insurance policy have been fulfilled, at which time such funds shall be paid by the Escrow Agent to the seller of such life insurance policy or such seller's designee.
          1.29 Escrow Agent means that Person so designated under the Escrow Agreement to hold, disburse or return to Lender funds held in Escrow pursuant to the Escrow Agreement.

          1.30 Escrow Agreement means an escrow agreement signed by Borrower, the Escrow Agent named therein and the seller of the life insurance policy to be purchased by Borrower related thereto, which shall set forth the terms and conditions upon which the funds held in Escrow will be transferred to the seller of such life insurance policy or such seller's designee.

          1.31 Event of Default shall have the meaning set forth in Section 6 of this Agreement and in the Loan Documents.

          1.32 Face Amount means the maximum benefit amount of the base policy without riders payable by an insurer under a policy of life insurance for which there have been no Policy
Loans.

          1.33 Financial Report Certificate means a certificate substantially in the form of Exhibit G and containing such other certifications,, statements, calculations, explanations, and conclusions as Lender may reasonably request concerning compliance with the Loan Documents.

          1.34 Financial Statements means balance sheets, prof it and loss statements, and statements of cash flows prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.

          1.35 GAAP means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable as of the date of the Current Financials.

          1.36 Governmental Authority means any nation or government, any state, county, or city and any political subdivision of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          1.37   Guarantors   means   American   Life   Resources
Corporation and Living Benefits, Inc., wholly owned subsidiaries of Borrower.

          1.38 Guaranty means that certain Guaranty Agreement (Unlimited/Unconditional) substantially in the form of Exhibit C to this Agreement to be executed and delivered by Guarantors to Lender, as amended, modified, restated, supplemented or renewed from time to time.

          1.39  Indemnified Party has the meaning  set  forth  in
Section 5.1(e).

          1.40  Indemnity Matters has the meaning  set  forth  in
Section 5.1(e).

          1.41   Law   means   all  applicable  statutes,   laws,
ordinances, regulations, orders, writs, injunctions or decrees of any Government Authority.

          1.42 LIBOR Rate means the interest rate at which deposits in immediately available funds in U.S. dollars are offered by prime banks in the interbank eurodollar market for a ninety (90) day period as published in the Wall Street Journal. The LIBOR Rate shall be a fixed rate for the duration of each of Borrower's fiscal quarters. The initial LIBOR Rate shall be the rate in effect two (2) Business Days prior to the Closing Date and shall be adjusted on the last day of each of Borrower's fiscal quarters to the LIBOR Rate in effect two (2) Business Days prior to such date.

          1.43 Lien means any mortgage, pledge, assignment, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

          1.44 Litigation means any proceeding, claim, lawsuit or
investigation   conducted  or  threatened  by   or   before   any
Governmental Authority.

          1.45 Loan Documents means this Agreement, the Security Documents, the Revolving Credit Note, the Validity and Support Agreements and any and all other notes, mortgages, deeds of trust, security agreements, pledge agreements, financing statements, guaranties and other agreements, documents and instruments ever delivered pursuant to or in connection with this Agreement, in each case as the same may be amended, modified, restated, supplemented, renewed, increased, extended, substituted for or replaced from time to time.

          1.46 Material Adverse Effect means any set of circumstances or events which would reasonably be expected to
(i) have any adverse effect upon the validity or enforceability of any Loan Document, (ii) be material and adverse to the financial condition or business operations of Borrower, as represented to Lender in the Current Financials, or to the prospects of Borrower, (iii) impair Borrower's ability to fulfill its obligations under the terms and conditions of the Loan Documents, or (iv) cause a Default or an Event of Default.

          1.47  Material Assets means any asset which has a  book
or  appraisal value of, or is sold for consideration of,  $20,000 or more.

          1.48  Matured Policy means a Purchased Policy for which
Policy Maturity has occurred.

          1.49 Maximum Advance means the lesser of (i) up to ninety two and one-half percent (92.5%) of the Cost of Eligible Policy for each Eligible Policy or (ii) $428,000. The above notwithstanding, for Eligible Policies which (a) have matured or have become eligible for reimbursement under the AMIC/AMSLRC Contracts, and (b) reimbursement has been requested in proper form from the insurer, the Maximum Advance will be the lesser of
(i) up to ninety two and one-half percent (92.5%) of policy face value or (ii) $509,000.

          1.50 Maximum Rate means the maximum rate or amount of interest which Lender is allowed to contract for, charge, take, reserve or receive under applicable law.

          1.51  Multiemployer Plan means a multiemployer plan  as
defined in Sections 3(37) or 4001(a) (3) of ERISA or Section  414
of the Code.

          1.52 Obligations means (i) the obligation of Borrower for the due and punctual payment of the principal of and interest on the Revolving Credit Note when due, whether at maturity, by acceleration, by notice of voluntary prepayment or otherwise,
(ii) all other obligations and all out-of-pocket expenses and indemnities now or hereafter existing of Borrower to Lender under this Agreement, (iii) all out-of-pocket costs and expenses, now or hereafter existing, that may be incurred by Lender in connection with the administration (as set forth in Section 5.1(i)) and enforcement of the Loan Documents or the realization on the security provided for by the Loan Documents, (iv) the obligations of each of the pledgers, debtors, grantors, mortgagors, guarantors or other Person obligated to Lender under the Security Documents, and (v) all obligations of Borrower under
Section 5.1(e).

          1.53  Permitted  Liens  has the meaning  set  forth  in
Section 4.13.

          1.54  Person means any individual, sole proprietorship,
partnership,  joint venture, trust, unincorporated  organization,
association,   corporation,  institution,   entity,   party,   or
Governmental Authority.

          1.55 Plan means any employee pension benefit plan as defined in Section 3(2) of ERISA that is covered by Title IV of ERISA (including a Multiemployer Plan) or subject to the minimum funding standards of Section 412 of the Code which is or has been maintained for the employees of Borrower or any ERISA Affiliate.

          1.56 Policy Loan means the aggregate of all loans or other disbursements made by an insurer under a policy of life insurance to, for the benefit of or at the designation of the owner on such policy of life insurance prior to the purchase of such policy by the Borrower which is to be repaid or reimbursed to such insurer at Policy Maturity.

          1.57 Policy Maturity means the date of death of the insured under a Purchased Policy.

          1.58 Prime Rate means, at any date of determination, the prime commercial lending rate most recently announced by Lender in effect at its principal office in Columbus, Ohio, which prime commercial lending rate may not necessarily re resent the lowest or best rate actually charged to a customer. Any change in the Prime Rate shall become effective as of the date of such change in the Prime Rate.

          1.59 Purchase Guidelines means the purchase guidelines supplied by Borrower and approved by Lender, pursuant to which the terms, conditions and policies of the purchases of life insurance policies by Borrower are set forth, and which are attached hereto as Exhibit B.

          1.60 Purchased Policy means a policy of life insurance or portion of a policy of life insurance purchased by the Borrower or in which the Borrower receives an irrevocable interest.

          1.61 Revolving Credit Loans has the meaning set f orth in Section 2.1.

          1.62 Revolving Credit Note has the meaning set forth in
Section 2.3.
          1.63  Revolving  Rate  has the  meaning  set  forth  in
Section 2.5.
          1.64 Rights means rights, remedies, powers, privileges and benefits.

          1.65 Security Agreements means those certain security agreements by and between Borrower and the Lender and between American Life Resources Corporation and Living Benefits, Inc., and Lender substantially in the form of Exhibit E attached hereto, as the same may be amended, supplemented, or otherwise modified from time to time.

          1.66   Security  Documents  means  (i)  the   Guaranty,
(ii)  the  Security  Agreements, (iii) the  Validity  Agreements,
(iv) the Assignment of Rights of National Capital Benefits, Corp. in NCB Insurance Limited Contract, (v) the Assignment of Rights of NCB Insurance Limited in AMSLRC Contract, and (vi) all other documents, certificates and instruments from time to time securing or guaranteeing the obligations, in each case as the same may be amended, modified, restated, supplemented, renewed, extended, substituted for or replaced from time to time.

          1.67 Subsidiary is every firm, corporation, association, partnership, joint venture, trust, or other entity of which an aggregate of fifty percent (50%) or more of the equity interests or the issued and outstanding stock having ordinary voting power (except directors' qualifying shares) is, at the time the determination is being made, is owned, either directly or indirectly, or is controlled by a Person or one or more such Person's Subsidiaries.

          1.68 Support Party(ies) means Kenneth Klein, Jeffrey S.
Goldstein and/or National Capital Management Corporation.

          1.69 Tangible Net Worth means the excess, if any, of the total assets of Borrower over all items of indebtedness, obligation or liability which would be classified as liabilities of Borrower, each to be determined in accordance with GAAP except for indebtedness, obligations or liabilities which are subordinated to the Obligations (the terms of such subordination to be acceptable to Lender); provided, however, for purposes of any computation of Tangible Net Worth, "assets" shall not include
(i) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), (ii) patents, trademarks, trade names, copyrights, and franchises and (iii) all other similar assets which would be classified as intangible assets under GAAP.

          1.70 Taxes means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Governmental Authority.

          1.71 UCC means the Uniform Commercial Code as enacted in the State of Ohio or other applicable jurisdiction, as amended.

          1.72 Unassigned Eligible Policy is defined in the definition of Eligible Policy above.

          1.73 Unused Line Fee is defined in Section 2.14.

          1.74 Validity Agreement means the Validity and Support Agreement of Kenneth Klein, the Validity and Support Agreement of Jeffrey S. Goldstein and the Validity and Support Agreement and Guaranty of National Capital Management Corp., to be executed and delivered by Kenneth Klein, Jeffrey S. Goldstein and by National Capital Management Corp., respectively, to Lender on or about the Closing Date, as amended, modified, restated, supplemented or renewed from time to time, in the forms set forth in Exhibit D.

          1.75 Working Capital means, at the end of each calendar month, an amount equal to Borrower's cash plus seven and one-half percent (7.5%) of Borrower's Death Benefit receivables and receivables from AMIC/AMSLRC Contracts plus Borrower's availability under the commitment minus accounts payable and minus current accrued expenses.

Section 2.     REVOLVING CREDIT FACILITY.

          2.1 Revolving Credit Commitment. Subject to and in reliance upon the terms, conditions, representations and warranties contained in this Agreement, Lender agrees to make revolving credit loans to Borrower in one or more advances (the "Revolving Credit Loans") so long as the aggregate of the Revolving Credit Loans outstanding never exceeds the lesser of
(a) an amount equal to the Borrowing Base minus the aggregate amount of reserves, if any, established by Lender, or (b) the Commitment. Lender shall have the right to establish reserves with respect to outstanding loans against the Death Benefit of Unassigned Eligible Policies or Eligible Policies in such amounts as Lender shall deem necessary or appropriate in its credit judgment. Lender shall have no obligation to make any Revolving Credit Loan on a non-Business Day, or on or after the Commitment Termination Date; provided that, Borrower's Obligations and Lender's Rights under the Loan Documents shall continue in full force and effect until the obligations are paid and performed in full. During the Commitment Period, Borrower may borrow, repay and reborrow the Revolving Credit Loans in whole or part, all in accordance with terms and conditions of this Agreement.

          2.2 Borrowing Procedure; Disbursement. Each Revolving Credit Loan shall be made on Borrower's notice (the "Advance Request") to Lender requesting an advance on a certain date (the "Borrowing Date"). Each Advance Request shall be substantially in the form of Exhibit A attached hereto and must be received by Lender no later than Noon (Eastern Standard Time) one (1) Business Day preceding the Borrowing Date.

          2.3 Revolving Credit Note. All Revolving Credit Loans shall be evidenced by one (1) promissory note executed by Borrower, substantially in the form of Exhibit B attached hereto (the "Revolving Credit Note"), payable to the order of Lender, representing the obligation of Borrower to pay the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender, together with interest thereon as prescribed by this Agreement.

          2.4 Manner of Payments. All payments made by Borrower to Lender hereunder on account of principal, interest or otherwise shall be received by Lender not later than 11:00 A.M., Eastern Standard Time, at Lender's account number 00000404443 at Lender's banking office in Columbus, Ohio or at such other place as Lender shall direct, in immediately available United States funds. Any payments made by Borrower to Lender by mail shall not be effective until received by Lender as set forth in this
Section 2.4. If any payment by Borrower under this Agreement or the Revolving Credit Note is to be made on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time will in such case be included in computing interest in connection with such payment.

          2.5 Interest. The Revolving Credit Loans shall bear interest from day to day at a rate per annum which shall from day to day be equal to either (a) the lesser of (i) the sum of one half percent (.50%) plus the Prime Rate in effect from day to day, and (ii) the Maximum Rate, or (b) the lesser of (i) the sum of two and seven eighths percent (2.875%) plus the LIBOR Rate then in effect for such fiscal quarter, and (ii) the Maximum Rate (the "Revolving Rate"). Borrower may choose a Revolving Rate based on the LIBOR Rate or the Prime Rate only on the first day of any calendar quarter as set f orth in the Revolving Credit Note. Accrued and unpaid interest on the Revolving Credit Loans for each month (or any shorter period) shall be payable monthly in arrears on the last day of such month (or shorter period), commencing on the first such date to occur after the date of this Agreement and continuing regularly and monthly thereafter until the Obligations evidenced by the Revolving Credit Note are paid in full; and, interest shall also be paid on the Commitment Termination Date (whether at, stated maturity, by acceleration or otherwise) and, after the Commitment Termination Date, on demand.

          2.6  Computation of Interest.

          (1) Interest on the Revolving Credit Note shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 360 days, subject to the provisions of Section 8.15 below. Further, for the purpose of computing interest, all items of payment received by Lender in immediately available funds shall be applied by Lender against the obligations on the Business Day such payment is received and, any other items of payment received in a form other than immediately available funds shall be applied by Lender (subject to final payment of all drafts and other items) against the Obligations on the second Business Day after receipt. The determination of when a payment is received by Lender will be made in accordance with Section 2.4. Any change in the Revolving Rate resulting from a change in the Prime Rate shall become effective as of the day on which such change in the Prime Rate becomes effective  and  any  change in the LIBOR Rate  shall  become effective as of the first day of the succeeding fiscal quarter of Borrower. Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be presumptively conclusive and binding on Borrower in the absence of manifest error, subject, however, to the provisions of Section 8.15 below.

          (2) Notwithstanding anything to the contrary in the Revolving Credit Note or herein contained, in the event that the Revolving Rate should ever exceed the Maximum Rate, thereby causing the interest accruing on any of the indebtedness evidenced by the Revolving Credit Note to be limited to such Maximum Rate, then any subsequent reduction in the Prime Rate or the LIBOR Rate shall not reduce the rate of interest charged hereunder below the Maximum Rate until the total amount of interest accrued on such indebtedness equals the amount of interest which would have accrued on such indebtedness if the Revolving Rate had been in effect at all times in the period during which the rate charged thereon was limited to the Maximum Rate.

          2.7 Default Rate. At Lender's option and to the extent permitted by applicable Law and this Agreement, all past due Obligations shall bear interest from maturity (whether at stated maturity, by acceleration or otherwise) at the Revolving Rate then in effect plus three percent (3.0%) until paid, regardless of whether such payment is made before or after entry of a judgment.
          2.8 Principal Payments. Death Benefits and all proceeds from any amount paid under the AMIC/AMSLRC Contracts as to any Purchased Policy shall be paid directly to Lender and shall be applied by Lender on the principal balance of the Revolving Credit Note, subject to the provisions of Section 2.12 below. The unpaid principal balance of the Revolving Credit Note shall be due and payable on the Commitment Termination Date.

          2.9 Mandatory Payment of Revolving Credit Loans. If, at any time during the Commitment Period, (i) the unpaid principal balance of the Revolving Credit Note shall exceed the lesser of (a) the Borrowing Base minus the aggregate amount of reserves, if any, established by Lender pursuant to Section 2.1, and (b) the Commitment, then, Borrower shall immediately repay, without premium or penalty, the Revolving Credit Loans in an amount equal to such excess, along with accrued unpaid interest on the amount so repaid to the date of such repayment.

          2.10 Cancellation of Commitment. The Commitment shall, at the election of Lender, terminate upon the occurrence and continuance of an Event of Default; provided, however, that the Commitment shall automatically terminate upon the occurrence of an Event of Default pursuant to Section 6.4(a) through (f) and
Section 6.4 (i) (with respect to Section 6.4(a) through (f) inclusive). Borrower may terminate the Commitment and this Agreement in its entirety by giving written notice of such termination to Lender no less than twenty (20) days prior to the designated termination date, and on the designated termination date, all of the obligations shall become due and payable in immediately available funds. If Borrower so terminates the Commitment and this Agreement before the first anniversary of the initial advance under this Agreement, Borrower will pay to Lender a $50,000 fee; provided, however, if Borrower (i) has been profitable for three consecutive months and (ii) is in compliance with all terms and conditions of the Loan Document and
(iii) requests up to ten million dollars ($10,000,000) of funding in addition to the Commitment herein under terms and conditions substantially the same as the terms and conditions herein and
(iv) Lender refuses such request, the $50,000 fee will be waived.

          2.11 Voluntary Principal Prepayments. Prior to the Commitment Termination Date, the Revolving Credit Loans may be prepaid in whole or in part at any time. Subject to the conditions of this Agreement, amounts so prepaid may be reborrowed hereunder, and this Agreement shall not be deemed to be terminated or canceled prior to the expiration or termination of Lender's commitment to lend hereunder solely because the obligations may from time to time be paid in full. on such prepayment in whole before the first anniversary of the initial advance under this Agreement, Borrower will pay to Lender a $50,000 prepayment fee, unless, such prepayment is funded by the proceeds from a sale of the Eligible Policies or a stock offering. If Borrower (i) has experienced positive after tax income for three consecutive months and (ii) is in compliance with all terms and conditions of the Loan Documents and
(iii) requests up to ten million dollars ($10,000,000) of funding in addition to the Commitment herein under terms and conditions substantially the same as the terms and conditions herein and
(iv) Lender refuses such request, the $50,000 prepayment fee will be waived.

          2.12 Order of Application. At any time during which a Default or Event of Default has occurred and is continuing, all payments and prepayments of the obligations, including proceeds from the exercise of any Rights under the Loan Documents or proceeds of any of the Collateral shall be applied to the Obligations in the order and manner as Lender deems appropriate.
          2.13 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Loans to refinance existing Debt owed to Transamerica Lender Financing, a division of Transamerica Business Credit, by Borrower and to finance the working capital needs of Borrower arising in the ordinary course of business. All loan proceeds shall be used by Borrower only for legal and proper corporate purposes (duly authorized by its Board of
Directors)  which  are consistent with all  applicable  laws  and statutes.
          2.14 Unused Line Fee. Borrower will be required to pay to Bank an unused line fee equal to one-quarter of one percent (.25%) per annum on the average amount of the unused portion of the Revolving Loan (the "Unused Line Fee"). The Unused Line Fee will be in addition to the interest charge provided for herein and will be payable quarterly in arrears. The Unused Line Fee shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 360 days.
Section 3.     CONDITIONS PRECEDENT.
         3.1 Initial Loans. Lender will not be obligated to make the initial Revolving Credit Loan unless it has received all of the items described on Schedule 3.1 in form and substance satisfactory to Lender and its legal counsel and unless Borrower has complied with all the conditions and terms described on
Schedule 3.1 to the satisfaction of Lender and its legal counsel.
          3.2 Each Loan. In addition, Lender will not be obligated to make any Revolving Credit Loan unless (a) the Lender has received an Advance Request with respect to such proposed Revolving Credit Loan and each statement or certification made by Borrower in its Advance Request shall be true and correct in all material respects on the Borrowing Date; (b) at the time of each Revolving Credit Loan (i) the representations and warranties made in the Loan Documents are true and correct in all material respects, and (ii) neither any change in the financial condition or prospect of Borrower which could have a Material Adverse Effect nor any Default or Event of Default shall have-occurred and shall be continuing; (c) the making of each Revolving Credit Loan is permitted by Law; (d) all conditions related to any Revolving Credit Loan are satisfactory to Lender and its counsel, and, if requested by Lender, Borrower shall have delivered to Lender evidence substantiating any of the conditions contained in this Agreement which are necessary to enable Borrower to qualify for any Revolving Credit Loan; and (e) Lender shall have received such other agreements, documents, instruments, information, approvals or opinions as Lender may reasonably request.
          The delivery of an Advance Request by Borrower and the acceptance by Borrower of the proceeds of any Loan hereunder shall each be deemed to constitute a representation and warranty by Borrower as to the matters specified in this Section 3.2.
          3.3 Waiver of Conditions. Lender may, at its election, make any Revolving Credit Loan without all conditions being satisfied, but this shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent Revolving Credit Loan, unless Lender specifically waives each such item in writing.
Section 4. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as follows:

          4.1 Organization and Powers. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is necessary, (iv) has the corporate power and authority to execute, deliver and perform each Loan Document to which it is or will be a party, and (v) has taken all corporate action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is or will be a party.

          4.2 Validity and Binding Nature. This Agreement has been duly executed and delivered by Borrower and is, and each other Loan Document when executed and delivered by Borrower will be, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally).

          4.3 Compliance with Laws and Documents. Borrower is not, nor will the execution, delivery and the performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or its bylaws or certificate of incorporation (as each may be amended). The execution, delivery and the performance of and compliance with the terms of the Loan Documents are not inconsistent with, and will not conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of any Lien (except pursuant to the Loan Documents) upon any of the property, assets or revenues of Borrower pursuant to the terms of, any indenture, mortgage, lease, deed of trust, agreement, contract instrument or Law to which Borrower is a party or by which Borrower or any of Borrower's property, assets or revenue is bound or to which it is subject.

          4.4 Prior Names. Except as disclosed on Schedule 4.4, in the last five years, Borrower has not transacted business under any other corporate or trade name, been a party to any merger, combination, or consolidation or acquired all or substantially all of the assets of any Person.

          4.5 Relationship with Lender. No Person who may be deemed to have "control" of Borrower is an "executive officer," "director," or "principal shareholder" of Lender or any correspondent of Lender, as such quoted terms are defined in
Section 215.2 of Regulation 0 of the Board of Governors of the Federal Reserve System, as amended.

          4.6 Financial Statements. The Current Financials were prepared in accordance with GAAP and present fairly the financial condition and the result of operations of Borrower as of, and for the portion of the fiscal year ending on, the date or dates thereof. All material liabilities (direct or indirect, fixed or contingent) of Borrower as of the date or dates of the current Financials are reflected therein or in the notes thereto. Between the date or dates of the Current Financials and the date hereof, there has been no material adverse change in the financial condition of Borrower, nor has Borrower incurred any material liability (direct or indirect, fixed or contingent).
          4.7 Registrations and Licenses. Borrower possesses adequate authority and licenses including, without limitation licenses and registrations as a viatical settlor, to continue to conduct its business as presently conducted.

          4.8 Litigation. Except for the Litigation described on Schedule 4.8, Borrower is not involved in, nor is Borrower aware of, any Litigation involving Borrower or any Guarantor, nor are there any outstanding or unpaid judgments against Borrower or any Guarantor. None of the Litigation described on Schedule 4.8 could, collectively or individually, have a Material Adverse Effect if determined adversely against Borrower or any Guarantor.

          4.9 Taxes. All tax returns and reports of Borrower required to be filed have been filed, and all Taxes imposed upon Borrower which are due and payable have been paid, other than Taxes being contested in good faith for which the criteria for Permitted Liens have been satisfied as set forth on
Schedule 4.13.

          4.10 Government Regulation. Neither Borrower nor any transaction contemplated hereunder is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), any regulations promulgated by the Office of Foreign Assets Control as codified in Chapter V of 31 C.F.R., or any other Law (other than Regulation G, T, U or X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

          4.11 Employee Benefit Plans. Borrower does not currently sponsor or contribute to, nor has any contract or other obligation to contribute to (nor has Borrower in the preceding sixty (60) calendar months sponsored or contributed to, or contracted to or become otherwise obligated to contribute to) any Plan or any Multiemployer Plan.

          4.12 Purpose of Loan. The proceeds of the Advances will be used only for the purposes set forth in Section 2.13 and shall not be used (a) to purchase or carry any "Margin Stock" (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System), or (b) for any purpose in violation of Regulations G, T, U or X of said Board of Governors.

          4.13 Properties; Lions; Debt. Borrower has good and marketable title to all of its property. Except for Liens permitted by Lender to be listed on Schedule 4.13 and the Liens in favor of Lender (collectively, the "Permitted Liens"), there is no Lien on any of Borrower's property or income. Borrower has no Debt other than that listed on Schedule 5.2(a).

          4.14 Material Agreements. Borrower is not, nor will the execution, delivery and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in default (nor has any potential default occurred) under any material agreement, document or instrument other than such defaults or potential defaults which could not, individually or collectively, cause a Material Adverse Effect.

          4.15   No   Consents.    Except   as   set   forth   on
Schedule 4.15, no order, consent, approval, license, permit, waiver, exemption, authorization of or validation of, or filing, recording or registration with (except as heretofore have been obtained or made), or exemption by, any Person is required to authorize, or is required in connection with, the execution, delivery, performance, legality, validity, binding effect, or enforceability of the Loan Documents.
          4.16 Subsidiaries. Borrower has no Subsidiaries other than American Life Resources corporation, Living Benefits, Inc. and NCB Insurance Limited.
          4.17 Capitalization and Control. The capitalization of Borrower as set forth on Schedule 4.17 is true, correct and complete. All of the Issued and outstanding stock of the Borrower has been duly and validly issued in accordance with Borrower's articles of incorporation and all applicable requirements of law and is fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements granted or issued regarding the stock of Borrower and none are authorized except as provided in the BOCP V Transaction and as provided in the VFC Trust Stockholder Agreement.

          4.18 Business of NCB Insurance Limited. NCB Insurance Limited conducts no business other than the issuance and administration of the AMIC Contract between it and the Borrower and the administration of the AMSLRC Contracts. All premiums and/or fees to be paid by the Borrower to NCB Insurance Limited arising from or on account of the AMIC Contract which were due and payable prior to the date hereof have been paid in full by the Borrower and the Borrower has caused NCB Insurance Limited to pay any premiums and/or fees arising from or related to the AMSLRC Contracts which were due and payable prior to the date hereof and, accordingly, the AMIC Contract and the AMSLRC Contracts are each in full force and effect.

          4.19 General. There are no facts or conditions relating to the Loan Documents, any of the Collateral or the financial condition and business of Borrower or Guarantors which could, individually or collectively, cause a Material Adverse
Effect and which have not been revealed in writing to Lender. All writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower and Guarantors are and will be genuine and in all respects what they purport and appear to be. No information furnished to Lender by or on behalf of Borrower and Guarantors contains any material misstatement of fact or omits to state any fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading which would result in a Material Adverse Effect.

Section 5.     COVENANTS.
          5.1 Affirmative Covenants. Borrower covenants and agrees with Lender, so long as this Agreement shall remain in effect and the principal of or interest on the Revolving Credit Note, or any other Obligation, shall be unpaid, as follows:
          (1) Compliance with Law; Maintenance of Properties. Borrower shall do or cause to be done all things necessary
     (i) to preserve and keep in full force and effect at all times its corporate existence and its rights, licenses and franchises, (ii) to continue to conduct its business substantially as now proposed to be conducted, (iii) to comply with all applicable Laws, the violation of which might have a Material Adverse Effect on the operations of Borrower or the Collateral, and (iv) to preserve all property in use or useful in the conduct of its
business and keep  the  same in good repair, working
order and  condition and  from  time  to  time make, or
cause  to  be  made,  all necessary  and  proper
repairs, renewals  and  replacements, betterment and
improvements thereto so its business  carried on     in
connection   therewith   may   be   properly
and
advantageously conducted at all times.

     (2)   Insurance.  Borrower shall maintain
comprehensive general liability and public liability insurance and such other types of insurance reasonably requested by Lender, all such insurance to be maintained with financially sound and reputable insurance companies, against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practices and standards of companies engaged in a similar business.

     (3)     Inspection.    Borrower   shall   permit    any
representative of the Lender to visit and inspect any of its property, including the Collateral, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers.

     (4)   Further  Assurances.  Borrower shall execute
any and all further documents and take all further
actions which may  be  required under applicable law,
or which the  Lender may  request,  to grant, preserve,
protect and  perfect  the first  priority  Lien  on
the  Collateral  created  by  the Security Documents
(subject only to Liens permitted  by  the Loan
Documents), including without limitation, those actions
required  to  perfect  Liens in the  Purchased
Policies  in accordance  with the laws of the
jurisdiction governing  the assignment  of  such
Purchased  Policies.   Borrower  shall execute  any and
all further documents and take all further actions which may be required or which the Lender may request to cause all Death Benefits and all proceeds from the AMIC/AMSLRC Contracts to be paid directly to Lender.

     (5)   Indemnity.  Borrower shall indemnify  Lender
and its officers, directors, employees,
representatives, agents, attorneys  and  affiliates
(each,  an  "Indemnified  Party") from,  hold  each  of
them harmless against, promptly upon demand pay or reimburse each of them with respect to any and all
actions,    suits,   proceedings    (including
any
investigations,. litigation or inquiries), claims,
demands, causes  of  action, costs, losses,
liabilities,  damages  or expenses  of any kind or
nature whatsoever other than  those proximately
resulting  from an  Indemnified  Party's  gross
negligence   or   willful  misconduct   (collectively,   the
"Indemnity  Matters") which may be incurred by  or
asserted against  or involve any of them (whether or
not any of  them is  designated a party thereto) as a
result of, arising  out of or in any way related to (i)
an actual or proposed use by Borrower  of  the
proceeds of any of the  Revolving  Credit Loans, (ii)
the breach of any representation or warranty set forth
in  any Loan Document, or (iii) any other  aspect  of
this  Agreement  and  the other Loan  Documents,
including, without  limitation, the fees and
disbursements  of  counsel (including  allocated costs
of internal  counsel),  and  all other  expenses
incurred in connection with  investigating, defending
or preparing to defend any such Indemnity  Matter.
Borrower  shall  be  obligated  to  pay  or  reimburse
each Indemnified  Party for all out-of-pocket costs and
expenses (including,   without   limitation,
attorneys'   fees
and
expenses)  incurred by such Indemnified Party in
connection
with  any  Indemnity  Matter at  the  time  such  costs
and expenses  are incurred and such Indemnified Party
has  given Borrower  written  notice thereof.
Borrower's  obligations under  this Section are subject
to Section 8.13 hereof.                                   In
the event that any claim, demand, investigation, litigation or inquiry (a "Claim") is brought. against any Indemnified Party, the Indemnified Party agrees to give written notice to Borrower with respect to same, together with a copy of such Claim, and so long as no Event of Default shall have occurred and be continuing, Borrower shall have the right in good faith and by appropriate proceedings to defend any Indemnity Matter and to employ counsel acceptable to Lender to conduct such defense (at Borrower's sole expense) so long as such defense shall not involve any danger of the foreclosure, sale, forfeiture or loss of, or imposition of any Lien, other than a Permitted Lien, on any part of the Collateral, or subject any Indemnified Party to criminal liability. Should Borrower elect to engage its own counsel acceptable to Lender, Lender may continue to participate in the defense of any such Indemnified
Matter and will retain the right to settle any such matter on terms and conditions satisfactory to Lender.
All such settlements shall be paid by and remain the sole responsibility of Borrower. In the event
Borrower does not accept the defense of the Indemnity
Matter as provided above, Lender shall have the full right to defend against such Claim, in its sole discretion, and pursue its rights hereunder.

     (6)   Books  and  Records.   Borrower  shall
keep,  in accordance with GAAP, proper and complete
books, records and accounts.
     (7)   Taxes.  Borrower shall promptly pay when due
any and  all Taxes due, except Taxes for which the
criteria  for Permitted Liens have been satisfied.
     (8)   Payment of Obligations.  Borrower shall
promptly pay  all of its Debt as it becomes due except
to the  extent that  any such Debt is being contested
in good faith and  by appropriate and lawful
proceedings diligently conducted  and for which
reserves or other provisions (if any) required by GAAP shall have been made; provided, however, Borrower shall not,  directly  or  indirectly, make (i) any
prepayment  of principal  of  or  interest  on  any
Debt  other  than  the Obligations,  or  (ii)  any
payment of principal. of or interest on any Debt subordinated to the Obligations (such subordination to be in form and substance satisfactory to Lender), without the prior written consent of Lender which consent  shall not be unreasonably withheld.  The
foregoing notwithstanding, Borrower shall not, directly
or indirectly, make  any  payment of principal or
interest on any  Debt  or obligation   to  National
Capital  Management  Corporation, including,   without
limitation,   management   fees                           or
reimbursements unless, during the immediately preceding
six (6) calendar months, National Capital Management Corporation has not been obligated to perform under Subparagraph 11(a) or Subparagraph 11(d) of its
Validity Agreement; provided, however, this limitation shall not include reimbursement by the Borrower to National Capital Management Corporation for the
Borrower's  pro  rata  share of  expenses  incurred  by
National  Capital  Management  Corporation  for  goods   and
services to the Borrower, which goods and services were provided in an arms-length transaction with a Person who is not an Affiliate or an employee of an Affiliate of either the Borrower or National Capital Management corporation.

          (9) Expenses of Lender. Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower shall pay on demand all out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for Lender) in connection with the negotiation, preparation, execution, filing, recording, refiling, rerecording, modification, release, supplement and waiver of the Loan Documents and the making, servicing and collection of the Obligations including, without limitation, the Obligations under Section 7.4. Notwithstanding the foregoing, the expenses payable by Borrower pursuant to this
     Section 5.1(i) shall not exceed $25,000 for out-of-pocket expenses of Lender incurred in connection with the initial negotiation, preparation and execution of this Agreement and the other Loan Documents.

          (10) Supplemented Schedules. Borrower shall as soon as possible and in any event within fifteen (15) days after the occurrence thereof, supplement in writing and deliver to Lender revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date so as to cause the representations and warranties set forth herein to remain accurate and not misleading; provided, that, subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed.

          (11) Premiums on Policies. Borrower shall be solely responsible for, and shall promptly pay all premiums when due on the Purchased Policies and all premiums, fees and other charges and expenses on the AMIC/AMSLRC Contracts.

          (12) Purchase Guidelines. The purchase of life insurance policies by Borrower shall comply at all times with the Purchase Guidelines, including without limitation, the terms, conditions and disclosures in each contract of purchase by and between Borrower and the owner of such life insurance policy to be purchased pursuant thereto.

          (13) Purchase Requirements. Commencing with the fiscal quarter beginning on January 1, 1996, during each fiscal quarter of the Commitment Period, Borrower shall purchase Eligible Policies and Unassigned Eligible Policies with cumulative average Death Benefits of four million dollars ($4,000,000).

          (14) Maintenance of NCB Insurance Limited. Borrower shall promptly take all actions necessary to ensure the continued existence and solvency of NCB Insurance Limited, including, without limitation, the making of loans, advances, extensions of credit or capital contributions to NCB Insurance Limited to the extent necessary to ensure the continued existence and solvency of NCB Insurance Limited.

          5.2 Negative Covenants. Borrower covenants and agrees with Lender, so long as this Agreement shall remain in effect and the principal of or interest on the Revolving Credit Note, or any other Obligation, shall be unpaid, as follows:

          (1)   Debt.   Without  the  prior  written  consent  of
     Lender, Borrower shall not, directly or indirectly, create, incur or suffer to exist any direct, indirect, fixed or contingent liability for any Debt, except for (i) the obligations, (ii) the Debt described on Schedule 5.2(a),
     (iii) obligations to pay Taxes, (iv) accounts payable in the ordinary course of business, (v) salaries and
wages, (vi)   accrued   expenses,   deferred   credits
and   loss contingencies  which are properly classified
as  liabilities or
indebtedness   under   GAAP,   (vii)   purchase   money
indebtedness up to $100,000 in the aggregate from the date hereof to the date the Obligations are paid and performed in full for the purpose of financing the purchase of equipment, and (viii) Debt owing to any Person that is subordinated to the Obligations on terms and conditions satisfactory to Lender.

     (2)   Liens.   Without  the prior  written
consent  of
Lender,   Borrower  shall  not,  directly   or
indirectly,
(i) create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of its assets except for (a) the Liens in favor of Lender, and (b) the Liens described on Schedule
4.13, if any, or (ii) enter into or permit to exist any arrangement or agreement, other than the Loan
Documents,  which  directly  or  indirectly  prohibits
Borrower from creating or incurring any Lien on any of its assets.

     (3)   Acquisitions, Mergers and Dissolutions.
Without
the  prior  written consent of Lender, Borrower  shall
not, directly  or  indirectly (i) acquire all or any
substantial portion  of  the  assets or stock-of, or
interest  in,  any Person,                   (ii)
merge  or  consolidate  with   any   Person,
(iii) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) or (iv) otherwise undergo a change in control.

     (4)   Loans, Advances and Investments.  Borrower
shall
not  directly  or  indirectly, make  any  loan,
advance  or extension  of credit, or capital
contribution to,  make  any investments in, or purchase
or commit to purchase any  stock or  other securities
or evidences of contractual obligations of,  or
interests in, any Person, except for (i) investments in
obligations of the United States of America and
agencies thereof  and obligations guaranteed by the
United States  of America                    maturing
within  one  year  from  the   date          of
acquisition,  and  (ii) certificates of  deposit
issued  by commercial  banks  organized under the Laws
of  the  United States of America or any state thereof
and having a combined capital,  surplus  and undivided
profits of  not  less  than $500,000,  or  completely
insured  by  the  Federal  Deposit Insurance
corporation;  provided, however,  this  provision does
not prohibit the Borrower from purchasing policies  of
life  insurance  in  the  ordinary course  of  its
business operations  or  from making loans, advances,
extensions  of credit or capital contributions to NCB
Insurance Limited  to the   extent   necessary  for
Borrower's  compliance   with Section        5.1(n).
Any such loans, advances, extensions of credit or capital contributions to NCB Insurance
Limited, which in the aggregate exceed $50,000 per year shall require the prior written consent of Lender.

     (5)   Employee  Benefit  Plans.   Borrower  shall
not,
directly or indirectly, sponsor or contribute to, or create or suffer to exist any contractual or other obligation to contribute to, any Plan or Multiemployer
Plan.

     (6)   Dividends.  Borrower shall not pay any
dividends
or distributions to any Person without Lender's prior written consent.

     (7)   Issuance  of Securities.  Without Lender's
prior
written consent, Borrower shall not, directly or
indirectly, issue, sell or otherwise dispose of (i) any
of its shares of capital  stock or other investment
securities of  any  class such as to result in a change
in the controlling interest in Borrower  held  by
National Capital Management  Corporation, (ii) any
securities convertible into or exchangeable for any
such   shares,  or  (iii)  any  carrying  Rights,
warrants, options,  or  other rights to subscribe for
or purchase  any such shares, except pursuant to the
provisions of the BOCP V Transaction.
     (8)  Transactions with Affiliates.  Borrower shall
not, directly   or   indirectly,  enter  into   any
transaction (including,  but  not limited to, the sale
or  exchange  of property  or  the  rendering of
service)  with  any  of  its Affiliates, other than in
the ordinary course of business of Borrower  and  upon
fair  and  reasonable  terms  no   less favorable  than
Borrower  could  obtain  or  could   become entitled
to  in an arm's-length transaction with  a  Person
which  was  not an Affiliate.  All existing
transactions  of Borrower with any Affiliate are
described on Schedule 5.2(h) hereto.
     (9)   Sale  of Assets.  Without Lender's prior
written consent,  Borrower shall not, directly or
indirectly,  sell, lease or otherwise dispose of any
Material Assets other than in  the  ordinary course of
business without paying the  net proceeds of such sale,
lease or other disposition to  Lender to be applied to
the obligations.
     (10)  Change  in Management of Borrower.   Without
the prior written consent of Lender, which consent
shall not  be unreasonably withheld, Borrower shall not
initiate a  change in  the  management of Borrower
until replacement management acceptable  to  Lender has
been engaged by Borrower.   If  a change  in
management  occurs which  is  not  initiated  by
Borrower,   Borrower  shall  obtain  replacement
management acceptable  to Lender within sixty (60)
days.   During  such sixty (60) day period, in
addition, and supplemental to  all other  Rights  of
Lender under this Agreement,  Lender  may install  an
auditor(s) in any of the business locations  of
Borrower  to  ascertain  Borrower's  compliance  with
this Agreement.
     (11) Debt to Net Worth.  Borrower shall not permit
its ratio of (i) Debt minus Debt subordinated to the
obligations on                                           terms   and
conditions  satisfactory  to  Lender,                     to
(ii) Tangible Net Worth plus Debt subordinated to the Obligations on terms and conditions satisfactory to Lender, to exceed 12.0 to 1.0, as calculated on the last day of each calendar month.

     (12) Tangible Net Worth. Borrower shall not permit its Tangible Net Worth plus Debt subordinated to the obligations on terms and conditions satisfactory to Lender to be less than (i) $2,500,000 during the first year of the Commitment Period and (ii)
$3,000,000 during each successive year of the Commitment Period, as calculated on the last day of each calendar quarter.

     (13) Working Capital. Borrower shall not permit its Working Capital to be less than the aggregate amount of its interest expense (irrespective of to whom interest was paid) for the most recent three (3) month period, as calculated on the last day of each calendar month.

          (14) Minimum Availability. Borrower will have a minimum of $1,500,000 of excess Borrowing Base availability at funding and Borrower will maintain excess Borrowing Base availability (to be reserved against the Borrowing Base) AS
     FOLLOWS:

           During Month after            Minimum
           Initial Funding            Availability

                   1                    $1,120,000
                   2                     $990,000
                   3                     $860,000
                   4                     $740,000
                   5                     $630,000
                   6                     $540,000
               Thereafter                $500,000

          The above notwithstanding, the Minimum Availability requirement will be reduced each month by the product of
     (a) the cumulative Cost of Eligible Policies after the Closing Date associated with the purchase of Eligible Policies in excess of a cumulative $1,575,000 of Death Benefits for each month subsequent to the Closing Date times
     (b) seven and one-half percent (7.5%). For purposes of this calculation, no Death Benefit in excess of $550,000 for any Eligible Policy shall be included.

          (15) Compliance with Laws and Documents. Borrower will not, directly or indirectly, violate the provisions of any Laws, its articles of incorporation or bylaws or any agreements.

          (16) New Businesses. Borrower will not, directly or indirectly, engage in any business other than the purchase of life insurance policies on terminally ill insureds at a discount without the prior written consent of Lender, which consent shall not be unreasonably withheld.

          (17) Fiscal Year and Accounting Methods. Borrower will not change its fiscal year, which currently end each December 31, or method of accounting, other than immaterial changes in methods to which its independent certified public accountants concur without the prior written consent of Lender, which consent shall not be unreasonable withheld.

          (18) Use of Name Confidentiality. Without the prior written consent of Lender, Borrower shall not use Lender's name or trademark in connection with the operation of Borrower's business, including, but not limited to, any advertising undertaken by Borrower, and Borrower shall use all reasonable efforts to keep confidential the terms and conditions of the Loan Documents; provided, however, Borrower may reveal such information as is necessary to comply with all applicable Laws or as necessary to enter into Escrow Agreements to consummate the purchase of policies of life insurance.

          5.3 Reporting Requirements. Borrower shall cause the following to be furnished to Lender:

          (1)   As  soon  as available, but no later than  ninety
     (90) days after the last day of each fiscal year of Borrower, audited consolidated and consolidating Financial Statements showing the financial condition and result of operations of Borrower as of, and for the year ended on, such last day, accompanied by (i) the opinion of a firm of
independent  certified  public  accountants  acceptable   to
Lender,  based on an audit using generally accepted
auditing standards,  that such Financial Statements
were prepared                                        in
accordance with GAAP and present fairly the financial condition and result of operations of Borrower, and (ii) a Financial Report Certificate with respect to such Financial Statements.

     (2) As soon as available, but no later than thirty (30) days after the last day of each calendar month (i) unaudited consolidated and consolidating Financial
Statements (balance sheet, income statement and statements of cash flow) showing the financial condition and results of operations of Borrower as of, and for the period from the beginning of the current fiscal year, to such last day, and (ii) a Financial
Report Certificate with respect  to  such Financial
Statements.

     (3)  As soon as available, but no later than
Tuesday of each  week,  as  of  Friday  of the
preceding  week  (i)  a Borrowing  Base  Report,  (ii)
a Status  of  Life  Insurance Policy  Report
substantially in the form attached hereto            as
Exhibit  L,  (iii)  a  Schedule of Life  Insurance
Policies substantially in the form attached hereto as Exhibit J, and (iv) a copy of each of the following for each life insurance policy purchased by Borrower or
for which proceeds have been placed  in  Escrow  by
Borrower during the  preceding  week: (a)  contract of
purchase between Borrower and the owner              of
such  life insurance policy, setting forth the terms of
the transaction between Borrower and the owner, (b) a Viator's Statement, executed by the insured and duly  notarized, evidencing  (1)  the  insured's
consent  to  the
viatical
settlement,  (2)  the  insured's acknowledgment  of
his/her terminal illness, (3) the insured's representation that he/she has a full and complete understanding of the benefits of such life insurance policy and acknowledgment that he/she has  entered
into the settlement with Borrower  freely  and
voluntarily,  and  (4) the release of the insured's
medical records,  (c)  a  written statement from a
licensed  medical practitioner that the insured is of
sound mind and under                                 no
constraint  or  undue  influence, (d) confirmation
from  at
least two (2) physicians retained by Borrower and
acceptable pursuant  to  the  terms of the AMIC/AMSLRC
Contracts,  that each   has  independently  reviewed
all  requested  medical records of the insured and,
based upon such review, each has determined  and set
forth the estimated life  expectancy                 of
the  insured (such physicians shall be deemed
acceptable                                          to
Lender   unless   Lender   notifies   Borrower
otherwise),
(e)   Waiver   of   Beneficiary  Form,   executed   by   all
beneficiaries of such life insurance policy, except for
such life  insurance policies where the beneficiary is
the estate of  the  insured, (f) the Insurer
Questionnaire or written information, executed by the insurer of such life insurance policy, setting forth the material  terms  of  such  life insurance,  and
confirming  that  such  life  insurance              is
incontestable   and  that  the  suicide  clause   has   been
satisfied,  and  (g)  a  disclosure statement,
executed    by
Borrower   and  acknowledged  by  the  insured  making   all
disclosures required by applicable law.  The items
referred to  in  the  immediately preceding clauses (i)
(iv)  may                                           be
furnished to Lender in one or more documents. Each report prepared by Borrower shall be certified as true and correct by the president, chief executive officer or the vice president of administration of Borrower.

     (4)   Within sixty (60) days prior to the end  of
each
     fiscal year, consolidated and consolidating financial projections (balance sheet, income statement and cash flow statement) of Borrower for the succeeding fiscal year on a monthly basis, together with a certificate executed by the chief financial officer of Borrower stating that such financial projections are reasonable and the assumptions are fair in light of current business conditions; provided, however such projections for fiscal year 1996 shall be provided on or before February 15, 1996.

          (5) Notice, promptly after Borrower knows or has good faith reason to believe, of (i) the existence and status of any Litigation with respect to Borrower or any Guarantor which could have a Material Adverse Effect, (ii) any change in any material fact or circumstance represented or warranted in any Loan Document, (iii) a Default or Event of Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto, and/or (iv) any amendment or endorsement to either the AMIC Contract or the AMSLRC Contract.

          (6) Promptly, but within five (5) Business Days upon request therefor by Lender, such information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets and liabilities of Borrower or any Person guaranteeing or providing Collateral to secure all or any part of the Obligations and such opinions, certifications and documents, in addition to those mentioned in this Agreement, as Lender may reasonably request.

          5.4 Use of Reports. Borrower acknowledges and agrees that although Lender may rely on the unaudited financial statements and reports delivered to Lender pursuant to
Section 5.3 to determine whether Borrower is in compliance with the financial covenants set forth in Section 5.2, Lender may make any adjustment consistent with GAAP to such reports and statements, as it determines, in its sole discretion, which is necessary to more accurately reflect the financial condition of Borrower or to more accurately reflect the value of the Collateral, including without limitation, the Cost of Eligible
Policies. Lender shall advise Borrower of any material adjustments made pursuant to this Section 5.4.

Section 6. EVENTS OF DEFAULT.. The term "Event of Default" means the occurrence of any one or more of the following events:

          6.1 Payment of Obligation. The failure or refusal of Borrower to pay any portion of the obligations as the same becomes due in accordance with the terms of the Loan Documents, including, without limitation, the failure of any Death Benefits and/or any proceeds under the AMIC Contract or the AMSLRC Contracts to be paid directly to Lender; provided, however, if Death Benefits and/or proceeds under the AMIC Contract or the AMSLRC Contracts are paid directly to the Borrower as a result of inadvertence or mistake on the part of another Person, such payments shall not constitute an Event of Default if the total amount of such payments during any calendar month is less than ten percent (10%) of all Death Benefits and/or proceeds under the AMIC contract or the AMSLRC Contracts to be paid to Lender during that calendar month and such payments are received by the Lender from the Borrower on the next business day following receipt of such payments by the Borrower.
          6.2 Other Covenants. The failure or refusal of Borrower to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in this Agreement (other than those listed in Section 6.1) and such failure or refusal shall continue for ten (10) Business Days from the date of such failure or refusal.
          6.3 Loan Documents and Security Documents. An Event of Default shall occur and be continuing under any Security Document or other Loan Document.

          6.4 Bankruptcy. (a) Borrower or any Guarantor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto, (b) an involuntary case is commenced against Borrower or any Guarantor and the petition is not controverted within ten (10) days, or is not dismissed within thirty (30) days, after commencement of the case, (c) a custodian is appointed for, or takes charge of, all or any substantial part of the property of Borrower or any Guarantor, (d) Borrower or any Guarantor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any Guarantor or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed for a period of thirty (30) days, (e) Borrower or any Guarantor is adjudicated insolvent or bankrupt, (f) Borrower or any
Guarantor   makes  a  general  assignment  for  the  benefit   of
creditors, (g) Borrower or any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due, (h) Borrower or any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, or
(i) Borrower or any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing.

          6.5 Attachment. The failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceeding against any Material Assets of Borrower.

          6.6 Payment of Judgments. Borrower shall fail to pay, bond, secure or obtain a stay of enforcement from a court of competent jurisdiction of or with respect to any money judgment in excess of $50,000 against it or its assets at least ten (10) days prior to the date on which Borrower's assets may be sold lawfully to satisfy such judgment.

          6.7 Default Under Other Debt. Borrower shall default in the due and punctual payment of the principal. of or the interest on any Debt in excess of $50, 000 in the aggregate principal amount, secured or unsecured, or in the due performance or observance of any covenant or condition of any indenture or other agreement executed in connection therewith, and such default shall have continued beyond any period of grace provided with respect thereto.

          6.8   Material Adverse Effect.  The occurrence  of  any
event  or  events  which shall have or cause a  Material  Adverse
Effect.   The failure by Borrower to comply with Section  5.11(k)
shall be presumed to cause a Material Adverse Effect.

          6.9 Impairment of Collateral or Ability to Pay. The discovery by Lender of reliable and accurate information that the prospect of payment or performance of the Obligations is reasonably likely to be materially impaired, or that the value of the Collateral has or will be materially decreased.
          6.10 Misrepresentation. Any statement, representation, or warranty in the Loan Documents or in any writing ever delivered by Borrower or any Guarantor or on behalf of Borrower or any Guarantor to Lender pursuant to the Loan Documents is false, misleading or erroneous in any material respect when made or when deemed to be repeated.

          6.11 Tangible Net Worth of National Capital Management Corp. National Capital Management Corp. shall permit its Tangible Net Worth plus subordinated debt (defined in accordance with GAAP) to be less than $2,000,000, calculated on the last day of each calendar month.

          6.12  Receipt of Notice Under Validity Agreement.   The
receipt  by  Lender  of notice from National  Capital  Management
Corporation   under  paragraph  11  of  that  entity's   Validity
Agreement.

Section 7.     RIGHTS AND REMEDIES.

          7.1 Remedies. Upon and after the occurrence of an Event of Default, Lender may, at its election, do any one or more of the following without notice of any kind, including, without limitation, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived by Borrower: (a) declare the entire unpaid balance of the Obligations, or any part thereof, immediately due and payable, whereupon it shall be due and payable (provided that, upon the occurrence of an Event of Default under
Section  6.4  (a)-(f)  inclusive, the  entire  obligations  shall automatically become due and payable without notice or other action of any kind whatsoever); (b) terminate its commitment to lend hereunder; (c) exercise the Rights of offset or banker's lien against the interest of Borrower in and to every account and other property of Borrower which are in the possession of Lender to the extent of the full amount of the Obligations;
(d) foreclose any or all Liens held by Lender or otherwise realize upon any and all of the Rights Lender may have in and to the Collateral, or any part thereof; and (e) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of Ohio or any other jurisdiction as Lender shall deem appropriate. Notwithstanding the foregoing, Lender may, but shall be under no obligation, to use reasonable efforts to notify Borrower of any of the foregoing; provided, however, the parties hereto expressly agree that the failure of Lender to provide notice shall not in any way affect or impair any action taken by Lender, it being understood that any absolute obligation of notice is hereby waived by Borrower.

          7.2 Performance by Lender. If any covenant, duty or agreement of Borrower is not performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform or attempt to perform, such covenant, duty or agreement on behalf of Borrower including, without limitation, the covenant, duty and agreement of Borrower to pay all premiums when due on the Purchased Policies, and all premiums, fees and other charges and expenses on the AMIC Contract and the AMSLRC contracts and all amounts necessary to ensure the continued existence and solvency of NCB Insurance Limited. In such event, any amount expended by Lender in such performance or attempted performance shall be payable by Borrower to Lender on demand, shall become part of the obligations and shall bear interest at the Maximum Rate f rom the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and shall never have, except by express written consent of Lender, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower.
          7.3 Delegation of Duties and Rights. Lender may perform any of its duties or exercise any of its Rights under the Loan Documents by or through its officers, directors, employees, attorneys, agents or other representatives.

          7.4 Expenditures by Lender. Borrower shall indemnify Lender for all court costs, attorneys' fees, other costs of collection and other sums spent by Lender pursuant to the exercise of any Right (including, without limitation, any effort to collect or enforce the Revolving Credit Note) provided herein shall be payable to Lender on demand, shall become part of the obligations and shall bear interest at the Maximum Rate from the date spent until the date repaid.

Section 8.     MISCELLANEOUS.

          8.1 Notices. All notices, requests and other communications to be given hereunder shall be in writing and shall be given to such party at its address or fax number set forth on Schedule 8.1 hereto or such other address or fax number as such party may hereafter specify by notice to Lender and Borrower. Each such notice, request or other communication shall be effective (i) if given by fax during the business hours of the party receiving notice, when transmitted to the fax number specified in this Section and a confirmation of receipt (which may be telephonic) is given by the recipient, (ii) if given by mail, on the third day after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified in this Section; provided, that, notices to Lender shall not be effective until received. All notices shall also be given, simultaneously and in like manner, to such party's legal counsel at its address or fax number set forth on
Schedule 8.1 hereto or such other address or fax number as such party may hereafter specify by notice to the other parties.

          8.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

          8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns. Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of Lender and any purported assignment in violation of the foregoing shall be null and void.

          8.5 Number and Gender of Words. Whenever in any Loan Document the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender in any Loan Document shall include each other gender where appropriate. The words "herein," "hereof," and "hereunder," and other words of similar import refer to the relevant Loan Document as a whole and not to any particular part or subdivision thereof.

          8.6 Readings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

          8.7 Exhibits and Schedules. If any Exhibit or Schedule, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to, at the time of, or after the execution and delivery thereof Each of the Exhibits and Schedules are incorporated herein by this reference.

          8.8 Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished to Lender under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Lender and its counsel.

          8.9 Conflicts. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with or is inconsistent with any provision in the other Loan Documents, the provision contained in this Agreement shall govern and control.

          8.10 WAIVERS BY BORROWER. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, NOTICE OF INTENT TO ACCELERATE THE MATURITY OF THE OBLIGATIONS AND NOTICE OF SUCH ACCELERATION, PROTEST, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION, OR RENEWAL; (B) ALL RIGHTS TO NOTICE OF A HEARING PRIOR TO THE LENDER'S TAKING POSSESSION OR CONTROL OF, OR THE LENDER'S REPLEVY, ATTACHMENT OR LEVY UPON, THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING THE LENDER TO EXERCISE ANY OF LENDER'S REMEDIES; AND
(C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS. BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS EVIDENCED BY THIS AGREEMENT.

          8.11 WAIVER OF JURY. LENDER AND THE BORROWER HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND THE BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BORROWER AND LENDER IN CONNECTION WITH THE LOAN DOCUMENTS, THIS AGREEMENT, OR ANY OTHER
AGREEMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ENTER INTO THE FINANCING TRANSACTION. IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY LENDER'S ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OR JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT RELATED HERETO.
          8.12 Changes in GAAP. All accounting and financial terms used in any of the Loan Documents and the compliance with each covenant contained in the Loan Documents which relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Loan Documents. Should a change in GAAP require a change in any method of accounting, then such change shall not result in an Event of Default if, at the time of such change, such Event of Default had not occurred and was not then continuing, based upon the former methods of accounting used by or on behalf of Borrower; provided that, after any such change in accounting methods, the Financial Statements required to be delivered to Lender pursuant to the terms hereof shall be prepared in compliance with such new method or methods of accounting but accompanied by such information, in form and detail satisfactory to Lender, that will allow Lender to readily determine the effect of such changes in accounting methods on such Financial Statements, and, for the purpose of determining whether an Event of Default has occurred, Lender shall look solely to such Financial Statements as adjusted to reflect compliance with such former method or methods of accounting.

          8.13 Exceptions to Covenants. Borrower shall not take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any of the Loan Documents if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

          8.14 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan
Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. Borrower's obligations under Sections 5.1(e) and 5.1(i) hereof shall remain operative and in full force and effect regardless of the termination of this Agreement, the repayment of the Revolving Credit Note, or the existence of any investigation made on behalf of the Lender regarding the representations and warranties made by Borrower in connection with the Loan Documents. If and to the extent that the obligations of Borrower under Sections 5.1(e) and 5.1(i) are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

          8.15 GOVERNING LAW; THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS AND COLLATERAL DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OHIO. VENUE FOR ANY PROCEDURE RELATED TO OR ARISING FROM THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS AND COLLATERAL DOCUMENTS SHALL BE FRANKLIN COUNTY, OHIO, AT THE OPTION OF LENDER.

          8.16 Maximum Interest Rate. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, the Revolving Credit Note, the other Loan Documents, or any other document relating hereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If from any circumstances whatsoever, fulfillment of any provision of this Agreement or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Revolving Credit Note, the other Loan Documents, or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Revolving Credit Note or on account of any other indebtedness of Borrower to Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to Lender, under any specific contingency, exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

          8.17 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected thereby.

          8.18 Lender Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Right or power to exercise control over the affairs or management of Borrower, the power of lender being limited to the Right to exercise the remedies provided in
Section 7.

          8.19 ENTIRETY AND AMENDMENTS. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT BETWEEN BORROWER AND LENDER AND SUPERSEDES ALL PRIOR PROPOSALS, AGREEMENT AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF. BORROWER CERTIFIES THAT IT IS RELYING ON NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT EXCEPT FOR THOSE SET FORTH HEREIN AND THE OTHER LOAN DOCUMENTS OF EVEN DATE HEREWITH.

          8.20 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

EXECUTED at Columbus, Ohio, as of the day and year first mentioned.

                                   BANK ONE, COLUMBUS, NA

                                   By:
                                        Name:
                                        Title:



                                   NATIONAL    CAPITAL   BENEFITS
                                   CORP.



                                   By:
                                        Name:
                                        Title: